UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2006

CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington000-5097391-164428

(State or other jurisdiction        (Commission File Number)(I.R.S. Employer

of incorporation)         Identification No.)

11220 – 120th Avenue NE

Kirkland, Washington  98033

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (425) 250-1061

_____________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of                             Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On December 20, 2006, the Compensation Committee of the Board of Directors of Celebrate Express, Inc. (the “Company”) approved the terms of the annual bonus program for fiscal 2007 for the Company’s key employees as designated by the Compensation Committee, including all executive officers of the Company (the “Bonus Program”). Under the Bonus Program each key employee has an assigned target bonus level, expressed as a percentage of fiscal year-end salary (from between 15% to 100% of base salary), and the bonuses payable will be based on the pro forma earnings before income taxes of the Company for fiscal 2007. The level of performance, upon which the bonus is based, will be determined by the dollar amount by which the Company’s pro forma earnings before income taxes exceeds the pro forma earnings before income taxes target previously approved by the Compensation Committee.

The Bonus Program provides that the maximum amount payable to all participants under the program is $610,000 (before taxes). Under the previously disclosed terms of their employment agreements and/or offer letters, Mr. Kevin Green, President and Chief Executive Officer, Mr. Dennis Everhart, Vice President, Operations and Ms. Lisa Tuttle, Vice President, Technology are entitled to earn an annual bonus in fiscal 2007 of up to $350,000, $19,200 and $25,000, respectively, and these amounts represent the maximum amount payable to each of these executives under the Bonus Program. The maximum amount payable under the Bonus Program to Mr. Darin White, Vice President, Finance, is $36,000. Subject to the participants’ respective employment agreements, to be eligible for a payout under the Bonus Program a participant must have started employment with the Company by March 1, 2007 and be employed by the Company at the time of the payout, which amount will be paid as soon as practicable after May 31, 2007. Amounts which a participant would otherwise be entitled under the Bonus Program will be prorated for participants who are terminated for other than “cause” (as defined in the Bonus Program) and for participants who are not employed by the Company for the entire fiscal 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2006	CELEBRATE EXPRESS, INC.

By:	/s/ Kevin A. Green
Kevin A. Green
President and Chief Executive Officer